EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 15, 1996, relating to the financial statements and financial highlights appearing in the September 30, 1996 Annual Report to Shareholders of Bailard, Biehl & Kaiser Diversa Fund, portions of which are incorporated by reference in the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectus of the Fund constituting part of the Registration Statement.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
November 26, 1996

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